Rand Logistics, Inc.

RAND LOGISTICS TO FILE UNIVERSAL SHELF REGISTRATION STATEMENT

New York, NY – November 20, 2014 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced that it intends to file a universal shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (SEC).  The registration statement is intended to provide Rand with future flexibility to take advantage of financing opportunities when market conditions are favorable.  Rand has no immediate plans to issue any such securities.

If and when the registration statement is declared effective by the SEC, the Company may offer, issue and sell, from time to time, in one or more offerings, securities with an aggregate offering price not to exceed $75 million.  These securities may include shares of the Company's common stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, stock purchase contracts or units consisting of any of the foregoing.  The specific terms of any securities offered will be described in a related prospectus supplement to be filed separately with the SEC at the time of the offering.  These securities may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.  The registration statement, once filed, can be obtained free of charge at the SEC's website at www.sec.gov.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2014.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.		Cameron Associates
Laurence S. Levy, Executive Chairman Edward Levy, President and CEO (212) 644-3450		Alison Ziegler (212) 554-5469 alison@cameronassoc.com

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